        COVER
                                                            Exhibit 99 (a)


UNION PACIFIC CORPORATION
THRIFT PLAN

Financial Statements as of and for the
Years Ended December 31, 1998 and 1997
and Independent Auditors' Report



        INDEX



UNION PACIFIC CORPORATION THRIFT PLAN

TABLE OF CONTENTS
-------------------------------------------------------------------------------


                                                                 Page

INDEPENDENT AUDITORS' REPORT                                       1

FINANCIAL STATEMENTS AS OF DECEMBER 31,1998 AND 1997
            AND FOR THE YEARS THEN ENDED:

     Statements of Net Assets Available for Benefits               2

     Statements of Changes in Net Assets Available for Benefits    3

     Notes to Financial Statements                               4-10




Supplemental schedules required by the Employee Retirement Income Security Act of 1974 are disclosed separately in Master Trust reports filed with the Department of Labor or are omitted because of the absence of the conditions under which they are required.

INDEPENDENT AUDITORS' REPORT


Union Pacific Corporation Thrift Plan


We have audited the accompanying statements of net assets available for benefits of the Union Pacific Corporation Thrift Plan (the Plan) as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP

Omaha, Nebraska
May 17, 1999

UNION PACIFIC CORPORATION THRIFT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------


                                                       1998                1997
ASSETS

Investments at fair value (Notes 2, 3, 4 and 8) $580,390,234       $543,971,178

Contributions receivable                           1,653,698                  -
                                                ------------       ------------

Net assets available for benefits               $582,043,932       $543,971,178
                                                ============       ============


The accompanying notes are an integral part of these financial statements.

UNION PACIFIC CORPORATION THRIFT PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------


                                                       1998                1997
ADDITIONS TO NET ASSETS ATTRIBUTED TO:

  Investment income (Notes 4 and 8):
    Net appreciation (depreciation) in fair
      value of investments (Note 3)            $ (6,666,601)       $ 35,614,899
    Interest                                      8,000,055           7,646,150
    Dividends                                    15,183,981          13,524,500
                                               ------------        ------------
           Total investment income               16,517,435          56,785,549
                                               ------------        ------------
  Contributions (Note 8):
    Employee                                     33,646,017          23,914,435
    Employer                                     10,381,157           7,984,945
                                               ------------        -----------
           Total contributions                   44,027,174          31,899,380
                                               ------------        ------------

           Total additions                       60,544,609          88,684,929

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Distributions to participants (Note 8)         22,471,855          20,891,071
                                               ------------        ------------

NET INCREASE IN NET ASSETS AVAILABLE FOR
  BENEFITS                                       38,072,754          67,793,858

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                             543,971,178         476,177,320
                                               ------------        ------------

  End of year                                  $582,043,932        $543,971,178
                                               ============        ============

The accompanying notes are an integral part of these financial statements.

UNION PACIFIC CORPORATION THRIFT PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------


1.    DESCRIPTION OF PLAN

      The following description of the Union Pacific Corporation Thrift Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

      General - The Plan was adopted in October 1973 by the Board of Directors of Union Pacific Corporation (the Company) and approved by its stockholders in May 1974. Under the terms of the Plan, effective October 1, 1997, non-agreement employees become eligible to make employee contributions to the Plan immediately and generally become eligible to participate in the employer match on the first anniversary of their dates of hire. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

      Spin-Off - In September 1996, the Company's Board of Directors declared a special dividend consisting of the shares of Union Pacific Resources Group, Inc. (Resources), common stock owned by the Company (the Spin-Off). As a result of the Spin-Off, each of the Company's stockholders received
      0.846946 of a share of Resources common stock for each share of Company common stock held by such stockholders at the September 26, 1996 record date for the distribution. Therefore, each Plan participant's account received 0.846946 of a share of Resources common stock for each share of Company common stock held in the account. The shares received have been placed in Union Pacific Corporate's Res (Excl Divs) (formerly Resources Stock Fund).
      Future contributions to Resources Stock are not permitted.

      Contributions - The Company contributes to the Plan on behalf of each participant an amount equal to 50% of the participant's contribution with such Company contribution limited to 3% of the participant's base salary. The Plan (i) meets the requirements of Section 401(k) of the Internal Revenue Code, which permits certain employee contributions to be withheld on a "salary deferral" basis, so that amounts deducted will not be included in the employee's income for Federal income tax purposes, (ii) allows employees to contribute up to 16% of their salary to the Plan,
      (iii) provided for payroll based employee stock ownership plan contributions (PAYSOP) prior to 1987, and (iv) makes various other changes intended to give participants greater control and flexibility with respect to Plan investments.

      Loans to Participants - In June 1985, the loan provisions of the Plan were approved by the Internal Revenue Service (IRS) and became effective. The amount of a loan is limited to one-half of the vested value of a participant's accounts, excluding PAYSOP and subject to a minimum and maximum loan amount. As the loan is repaid, all principal and interest payments will be credited to the participant's accounts, excluding PAYSOP, in the same proportions as the contributions then being made on behalf of the participant. If no contributions are then being made, the loan repayments will be invested in accordance with the participant's most recent investment election, unless he or she directs otherwise to the extent permitted by the Plan. Participants' loans, which are secured by the participant's individual account balances, bear a fixed rate of interest set by the Plan Administrator based on interest rates then being charged on similar loans, and are repayable over periods not exceeding five years, except loans relating to a principal residence, in which case the term of the loan shall not exceed fifteen years. The loans bear interest ranging from 5.5% to 10.5%. The number of loans outstanding at December 31, 1998 and 1997, was 1,643 and 1,669, respectively.

      Participant Accounts - Each participant account is credited with the participant's contributions, employer contributions, where applicable, and an allocation of the Plan's earnings (or losses) based upon the type of investments selected and their performance. Allocations are based on each participant's account balance by investment type.

      Vesting - Participants at all times have a 100% vested interest in their voluntary contributions plus actual earnings thereon and their PAYSOP account. Participants who are employees on or after October 1, 1997, are 100% vested in their employer matching contributions regardless of years of service (see Note 5).

      Investment Options - Upon enrollment in the Plan, a participant may direct contributions in any of eight funds in multiples of 1% effective August 1, 1998 (see Note 5).

        Union Pacific Common Stock Fund - Funds are invested in common stock of Union Pacific Corporation.

        Union Pacific Equity Fund - Funds are invested in shares of a registered investment company that invests in common stocks in a manner designed to closely track the investment performance of the Standard and Poor's 500 Composite Stock Index.

        Union Pacific Fixed Income Fund - Funds are invested in guaranteed investment contracts held with insurance companies rated at least A-1 by Standard and Poors. Funds are also invested in a registered investment company that invests in guaranteed investment contracts.

        Vanguard Wellington Fund - Funds are invested in shares of a registered investment company that invests in common stocks and fixed income securities.

        Vanguard Prime Money Market Fund - Funds are invested in shares of a registered investment company that invests and reinvests in high quality certificates of deposit, bankers' acceptances, commercial paper, U.S.
        Government Securities, and other short-term obligations with the objective of preserving principal while providing income.

        Vanguard U.S. Growth Fund - Funds are invested in shares of a registered investment company that invests in the common stock of established U.S. growth companies.

        Vanguard International Growth Fund - Funds are invested in shares of a registered investment company that invests in foreign common stocks with high growth potential.

        Vanguard Total Bond Market Index Fund - Funds are invested in shares of a registered investment company that invests in fixed income securities in a manner that is designed to closely track the investment performance of the Lehman Brothers Aggregate Bond Index.

      Payments of Benefits - A participant may elect to receive a final distribution under the Plan as either a cash lump sum distribution, or in monthly or annual amounts over a specified period of time not to exceed the lesser of ten calendar years or the life expectancy of the participant or the joint life expectancy of the participant and his/her beneficiary as prescribed in the Treasury Regulations. Prior to October 1, 1997, final distributions of PAYSOP accounts had to be lump sum distributions. For benefit payments equal to or less than $5,000 effective January 1, 1998, the Plan Administrator directs the Trustee to make a lump sum payment to the participant or beneficiary. A participant who elects payment in a lump sum has the option to receive the value of his/her PAYSOP account and the portion of his/her account invested in the Company Common Stock Fund in cash or in shares of such Company stock; in-kind distributions will be lump sum and any fractional shares will be distributed in cash.

      A withdrawal may be made by a participant from his/her account in accordance with the Plan's provisions.

      Forfeitures - When certain terminations of participation in the Plan occur, the nonvested portion of a participant's account, as defined by the Plan, represents a potential forfeiture. Such potential forfeitures reduce subsequent Company contributions to the Plan. However, if upon reemployment the former participant fulfills certain requirements as defined in the Plan, the previously forfeited nonvested portion of the participant's account may be restored through Company contributions.

      Plan Administration - The Plan is administered by the Senior Vice President, Human Resources of the Company. Administrative expenses of the Plan, with the exception of investment management fees, are paid by the Company. Investment management fees are paid by the Plan directly from fund earnings.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting - The accounts of the Plan have been prepared in accordance with generally accepted accounting principles. The financial statements were prepared in accordance with the financial reporting requirements of ERISA as permitted by the Securities and Exchange Commission's amendments to Form 11-K adopted during 1990.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Investment Valuation and Income Recognition - Investments in the Union Pacific Common Stock Fund, Common PAYSOP Stock Fund, Union Pacific Corporate's Res Fund (Excl Divs) (formerly Resources Stock Fund), Vanguard Wellington Fund, Union Pacific Equity Fund, Vanguard U.S. Growth Fund, Vanguard International Growth Fund, and the Vanguard Total Bond Market Index Fund are valued at fair value as determined by quoted market prices. Investments in the Union Pacific Fixed Income Fund and the Vanguard Prime Money Market Fund are valued at fair value as determined by Vanguard Fiduciary Trust Company. Participant loans are valued at their carrying value which approximates fair value. Dividend income is recorded as of the ex-dividend date. Security transactions are recorded as of the trade date.

      Payments of Benefits - Benefits are recorded when paid.

      Reclassifications - Certain 1997 amounts have been reclassified to conform to the 1998 financial statement presentation.



3.    INVESTMENTS

      The following table presents the fair value of investments:


                                                         December 31,
                                      -----------------------------------------
                                                       1998                1997
Investments at Fair Value as Determined
    by Quoted Market Price:
    Master Trust                               $469,369,086        $427,018,286

Investments at Estimated Fair Value:
    Master Trust                                111,021,148         116,952,892
                                               ------------        ------------

Total Investments at Fair Value                $580,390,234        $543,971,178
                                               ============        ============

      During 1998 and 1997, the Plan's investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value by $(6,666,601) and $35,614,899, respectively, as follows:

                                                       Year Ended December 31,
                                               --------------------------------

Net Change in Fair Value                               1998                1997
Investments at Fair Value as Determined by
  Quoted Market Price:
     Master Trust                               $(6,596,076)        $35,412,643

Investments at Estimated Fair Value:
    Master Trust                                    (70,525)            202,256
                                                  ---------         -----------

Net change in fair value                        $(6,666,601)        $35,614,899
                                                ===========         ===========



4.    MASTER TRUST

      The assets comprising the Master Trust are presented in the following table:

                                                             December 31,
                                              --------------------------------
                                                      1998                1997
Investments at Fair Value as Determined by
  Quoted Market Price:
    Common Stock                               $180,799,876        $180,366,490
    Mutual Funds                                502,653,251         445,408,000
                                               ------------        ------------
                                                683,453,127         625,774,490

Investments at Estimated Fair Value:
    Mutual Funds                                  4,705,410           4,472,397
    Guaranteed Investment Contracts             186,741,644         201,246,115
    Participant Loans                            20,156,166          18,826,627
                                               ------------        ------------
                                                211,603,220         224,545,139
                                               ------------        ------------
                                               $895,056,347        $850,319,629
                                               ============        ============


      Total interest and dividends of the Master Trust were $38,830,582 and $42,436,033 for the years ended December 31, 1998 and 1997, respectively. During 1998 and 1997, the Master Trust's investments (including investments bought, sold, and held during the year) appreciated in value by $45,660,314 and $51,517,049, respectively, as follows:

                                                     Year Ended December 31,
                                               -------------------------------
Net appreciation (depreciation) in fair value          1998                1997
 Common Stocks                                 $(24,017,989)        $(2,627,738)
 Mutual Funds                                    69,817,674          54,009,125
 Guaranteed Investment Contracts                   (139,371)            135,662
                                               ------------         -----------

Net change in fair value                       $ 45,660,314         $51,517,049
                                               ============         ===========



      At December 31, 1998 and 1997, the Plan held percentage interests in the Master Trust of 65% and 64%, respectively. Assets, liabilities, investment income, and security gains and losses are allocated monthly to the Plan based on its equity in the investments of the Master Trust.

5.    PLAN AMENDMENTS

      Effective April 1, 1997, the Plan was amended to provide that any Participant (1) who had a Separation from Service in 1997 as an Employee of Union Pacific Corporation in Bethlehem, PA, or Broomfield, CO, (2) receives severance pay from the Company as a result of such Separation from Service, and (3) has W-2 compensation in 1996 from the Company and all Affiliated Companies of less than $80,000, shall be 100% vested in his or her account as of the date of his Separation from Service.

      Effective June 30, 1997, the Plan was amended to provide that each person who was employed by Southern Pacific Rail Corporation or any of its subsidiaries or affiliates on the day such companies became Affiliated Companies and who becomes a covered employee under a collective bargaining agreement or as a result of a decertification election shall be credited with hours of service and years of service under the Plan for employment with Southern Pacific prior to such date.

      Effective October 1, 1997, the plan was amended to provide that covered employees are immediately eligible to make employee contributions to provide that employer matching contributions for persons employed on or after October 1, 1997, are 100% vested regardless of years of service and are allocable on or after the first anniversary of the covered employee's date of hire, a participant may defer payment until age 70-1/2, to permit non-hardship withdrawals twice in a calendar year, to allow rollover amounts to be withdrawn in a non-hardship withdrawal, to eliminate the limit on the frequency of hardship withdrawals, to eliminate the 12-month suspension following a hardship withdrawal and to permit a non-hardship withdrawal when a participant has a loan. Effective January 1, 1998, the Plan was amended to provide that any individual eligible to participate in the Southern Pacific Rail Corporation Thrift Plan between September 11, 1996, and December 31, 1997, who was a Covered Employee would not become an Eligible Employee prior to January 1, 1998, and each person employed by the Southern Pacific Rail Corporation or any of its subsidiaries or affiliates on the day such companies became Affiliated Companies shall be credited with hours of service and years of service under the Plan for employment with Southern Pacific prior to such date.

      Effective August 1, 1998, the Plan was amended to provide that any participant may direct employee contributions in any of the eight funds in multiples of 1%.

6.       TAX STATUS

      The Plan has received a favorable letter of determination from the IRS dated April 18, 1995, and the Plan Administrator and the Plan's tax counsel believe that the Plan, as subsequently amended, is currently designed and being operated in compliance with Section 401(a) of the Internal Revenue Code of 1986, as amended, and exempt from Federal income taxes under Section 501(a). The Plan has been amended since receiving the determination letter. With respect to the operation of the Plan, Plan management is aware of certain operational defects which could adversely affect tax-exempt status of the Plan. These operational defects will be corrected through the use of the Voluntary Compliance Resolution (VCR) program. Submissions to the VCR program were made on August 2, 1996 and June 11, 1997 and supplemented on August 8, 1997, November 12, 1997 and May 1, 1998. A compliance letter dated August 18, 1998 was received from the IRS with respect to the filings described in the preceding sentence and corrections have been substantially completed. An additional submission to the VCR program was made on April 12, 1999.

      Inasmuch as it is the opinion of Management that the Plan is qualified, employees participating in the Plan are not taxed on Company contributions made on their behalf, on employee contributions made on a pre-tax basis, on earnings on such Company contributions or pre-tax employee contributions, or on earnings on after-tax employee contributions, until any such amounts are distributed. Additionally, no provision for income taxes has been included in the Plan's financial statements.

7.    PLAN TERMINATION

      Although the Plan is intended to be continued by the Company, the Company reserves the right to amend or terminate the Plan. In the event of a full or partial Plan termination, or the Company permanently ceases to make contributions, all invested amounts shall immediately vest and be nonforfeitable. All funds shall continue to be held for distribution as provided in the Plan.

8.    FUND INFORMATION

      Investments  at  fair  value,   investment  income,   contributions,   and
      distributions to participants by fund are as follows as of and for the years ended December 31, 1998 and 1997:

                                                      1998                1997
Investments at Fair Value:
  Union Pacific Common Stock Fund*             $144,071,218        $128,656,477
  Union Pacific Equity Fund*                    159,314,102         131,314,520
  Union Pacific Fixed Income Fund*               91,063,544          96,389,389
  Common Stock/PAYSOP                             7,604,325          10,656,764
  Union Pacific Corporate's Res (Excl Divs)      11,523,775          35,830,871
  Vanguard Wellington Fund*                      47,927,459          42,043,138
  Vanguard Prime Money Market Fund                3,389,454           3,492,575
  Vanguard U.S. Growth Fund*                     65,066,468          43,820,474
  Vanguard International Growth Fund             26,292,017          27,712,992
  Vanguard Total Bond Market Index Fund           7,569,722           6,983,050
  Loan Fund                                      16,568,150          17,070,928
                                               ------------        ------------

                                               $580,390,234        $543,971,178
                                               ============        ============
Investment Income:
  Union Pacific Common Stock Fund              $(32,161,197)       $  9,264,845
  Union Pacific Equity Fund                      36,457,014          31,180,397
  Union Pacific Fixed Income Fund                 5,905,432           6,130,541
  Common Stock/PAYSOP                            (2,768,396)            678,780
  Union Pacific Corporate's Res (Excl Divs)     (19,953,401)         (7,968,006)
  Vanguard Wellington Fund                        5,041,112           7,315,343
  Vanguard Prime Money Market Fund                  162,139             108,375
  Vanguard U.S. Growth Fund                      17,804,497           7,475,898
  Vanguard International Growth Fund              4,049,367             861,077
  Vanguard Total Bond Market Index Fund             585,404             409,489
  Loan Fund                                       1,395,464           1,328,810
                                               ------------        ------------

                                               $ 16,517,435        $ 56,785,549
                                               ============        ============

* Represents more than 5% of the net assets available for benefits at December 31, 1998.

                                                       1998                1997
Contributions:
  Union Pacific Common Stock Fund                $12,592,533         $9,407,739
  Union Pacific Equity Fund                        8,864,595          6,430,945
  Union Pacific Fixed Income Fund                  5,730,877          4,654,539
  Common Stock/PAYSOP                                (13,290)               556
  Union Pacific Corporate's Res (Excl Divs)               35                  -
  Vanguard Wellington Fund                         5,902,334          4,113,748
  Vanguard Prime Money Market Fund                   507,186            196,243
  Vanguard U.S. Growth Fund                        6,812,057          3,971,560
  Vanguard International Growth Fund               2,639,994          2,566,488
  Vanguard Total Bond Market Index Fund              984,723            557,861
  Loan Fund                                            6,130               (299)
                                                 -----------         ----------

                                                 $44,027,174        $31,899,380
                                                 ===========        ===========

Distributions to Participants:
  Union Pacific Common Stock Fund                $ 3,433,143        $ 4,987,529
  Union Pacific Equity Fund                        4,757,240          4,107,006
  Union Pacific Fixed Income Fund                  5,282,564          5,151,165
  Common Stock/PAYSOP                                270,754            401,071
  Union Pacific Corporate's Res (Excl Divs)          828,191          1,592,926
  Vanguard Wellington Fund                         1,743,280          1,412,963
  Vanguard Prime Money Market Fund                   366,308            157,009
  Vanguard U.S. Growth Fund                        2,224,195          1,959,187
  Vanguard International Growth Fund               1,769,815            650,038
  Vanguard Total Bond Market Index Fund            1,473,475             53,352
  Loan Fund                                          322,890            418,825
                                                 -----------        -----------

                                                 $22,471,855        $20,891,071
                                                 ===========        ===========

* Represents more than 5% of the net assets available for benefits.



9.    RELATED PARTY TRANSACTIONS

      Plan investments include the Union Pacific Common Stock Fund which is invested in the common stock of Union Pacific Corporation. Union Pacific Corporation is the holding company of the Plan sponsor and, therefore, these transactions qualify as party-in-interest transactions.

      The Plan also invests in various funds managed by Vanguard Fiduciary Trust Company. Vanguard Fiduciary Trust Company is the Trustee as defined by the Plan and, therefore, the related transactions qualify as party-in-interest transactions.